EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of January 30, 2006, by and between X-RITE, INCORPORATED, a Michigan corporation with its principal office located at 3100 44th Street, S.W., Grandville, Michigan 49418 (“X-Rite”), and Thomas J. Vacchiano, an individual resident at 17 Little Britain Road, New Windsor, New York 12553 (“Executive”).

PREAMBLE:

X-Rite desires to employ Executive and to obtain the benefits of the covenants by, and restrictions imposed on, Executive contained herein; and

Executive desires to be employed by X-Rite and is willing to be bound by the covenants and restrictions imposed on Executive herein, all on the terms and conditions set forth herein.

THEREFORE, X-Rite and Executive hereby agree as follows:

1.	Employment. X-Rite hereby employs Executive, and Executive hereby accepts employment, on the terms and subject to the conditions set forth herein.

2.	Employment Period. Executive’s employment hereunder shall commence as of the completion of the acquisition by X-Rite of a majority of the issued shares of Amazys Holding AG (“Amazys”) pursuant to the Transaction Agreement between X-Rite and Amazys dated January 30, 2006 (the “Commencement Date”) and shall continue for a period of three (3) years unless earlier terminated as provided in this Agreement (the “Employment Period”); provided, that in the event the Board of Directors of X-Rite (the “Board of Directors”) determines to promote Executive to the position of Chief Executive Officer of X-Rite in accordance with Section 11 of this Agreement and the parties have not executed a new employment agreement for Executive prior to the expiration of the initial three (3) year period, the Employment Period shall be automatically extended for successive one (1) year periods (commencing at the end of the previous period whether it be the initial period or one of the one-year extension periods) until such new employment agreement is executed.

3.	Compensation. During the Employment Period, Executive shall be paid an annual salary, annual performance bonuses, incentive compensation, stock options and other fringe benefits, as determined from time to time by the Board of Directors or the Compensation Committee thereof (the “Compensation Committee”), subject to the following:

(a)	Base Salary. During the Employment Period, X-Rite shall pay to Executive a salary at the annual rate of Three Hundred Ten Thousand and No/100 United States Dollars ($310,000.00), subject to increase in the discretion of the Compensation Committee (the “Base Salary”). Executive’s Base Salary shall be paid in accordance with X-Rite’s normal payroll practices.

(b)	Short-Term Incentive (Bonus). Executive will be entitled to participate in any bonus plan or other incentive compensation program now or hereafter applicable to X-Rite’s executives. Executive’s annual performance bonus potential shall initially be sixty percent (60%) of his Base Salary if X-Rite achieves “Average Performance” and ninety percent (90%) of his Base Salary if X-Rite achieves “Excellent Performance,” each as defined in Exhibit A attached hereto.

(c)	Long-Term Incentive. Executive will be entitled to participate in any long-term incentive compensation program now or hereafter applicable to X-Rite’s executives. Sixty percent (60%) of Executive’s total long-term incentive compensation amount shall consist of restricted stock awards granted pursuant to the terms and conditions of the X-Rite, Incorporated Restricted Stock Agreement substantially in the form attached hereto as Exhibit B and forty percent (40%) of Executive’s total long-term incentive compensation amount shall consist of stock option awards granted pursuant to the terms and conditions of the X-Rite, Incorporated Employee Stock Option Plan Officer Stock Option Agreement substantially in the form attached hereto as Exhibit C.

(d)	Insurance and Other Fringe Benefits. Executive shall be offered such insurance and other fringe benefits including, but not limited to, medical, dental, long term disability, group life insurance, and accidental death and dismemberment insurance, employee stock purchase plan, and 401(k) retirement plan pursuant to X-Rite’s plans and policies in effect from time to time for its executives.

(e)	Expense Reimbursement. Executive shall be entitled to payment and/or reimbursement for all reasonable expenses, including, but not limited to, expenses related to commuting between Executive’s home and X-Rite’s headquarters in Michigan and reasonable living expenses in Michigan prior to any relocation by Executive to Michigan, incurred by Executive in the course of performing his duties and responsibilities hereunder which are consistent with X-Rite’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to X-Rite’s expense reimbursement policy, including requirements with respect to reporting and documentation of such expenses.

(f)	Vacation. Executive will be entitled to four (4) weeks of vacation until such time as his X-Rite service entitles him to additional vacation under X-Rite’s vacation policy.

(g)	Leased Car Program. During the Employment Period, Executive will be provided an automobile consistent with X-Rite’s executive automobile program.

(h)	Relocation Assistance. Executive shall be entitled to participate in X-Rite’s Executive Corporate Relocation Program.

Notwithstanding anything to the contrary contained in this Section 3, all of X-Rite’s practices, policies, and exhibits referenced are subject to change or amendment in accordance with X-Rite’s historic practice or as provided therein.

4.	Duties. Executive’s duties shall be to serve as President and Chief Operating Officer of X-Rite, and to perform such duties consistent with those positions as the Board of Directors or Chief Executive Officer of X-Rite directs from time to time. During the Employment Period, Executive shall report to the Chief Executive Officer of X-Rite or his designee, shall devote substantially all his business time and energy to the business and affairs of X-Rite and shall use his best efforts to perform his duties as an executive of X-Rite. Executive shall obtain prior approval before accepting a seat, or serving, on the board of directors or advisory board of any other entity or organization, whether for profit or nonprofit. Although Executive’s principal work location will be X-Rite’s headquarters in Michigan, Executive shall not be required as a condition of his employment to relocate his principal residence to Michigan unless and until he is promoted to the position of Chief Executive Officer of X-Rite.

5.	Loyalty. Executive agrees that during the Employment Period he will not, without the prior approval of the Board of Directors, either for himself or on behalf of any other person, firm or corporation, directly or indirectly divert or attempt to divert from X-Rite any business opportunity or business whatsoever, or attempt to negatively influence any X-Rite customers or potential X-Rite customers with whom Executive may have dealings.

6.	Termination. Executive’s employment may be terminated as follows:

(a)	Death. If Executive dies during the Employment Period, this Agreement shall terminate upon Executive’s death. If the Employment Period is terminated as a result of Executive’s death, Executive’s heirs or estate shall be entitled to receive his Base Salary accrued up to the date of termination of employment and for a three (3) month period thereafter, but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from X-Rite. Such termination of this Agreement shall not, however, affect Executive’s rights under any stock option incentive programs or agreements, or restricted stock plans or agreements in which Executive participates or to which Executive is a party, and all unvested stock options and restricted shares held by Executive at the time of his death will vest upon such termination of employment.

(b)	Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs Executive’s ability to perform his duties under this Agreement which continues for a period of at least one hundred eighty (180) consecutive days. In the event of Executive’s Disability, this Agreement may be terminated as of the end of such one hundred eighty (180) days by X-Rite. If the Employment Period is terminated as a result of Executive’s Disability, Executive shall be entitled to receive his Base Salary accrued up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from X-Rite except for any benefits under applicable disability insurance. Such termination of this Agreement shall not, however, affect Executive’s rights under any stock option incentive programs or agreements, or restricted stock plans or agreements in which Executive participates or to which Executive is a party, and all unvested stock options and restricted shares held by Executive at the time of his Disability will vest upon such termination of employment.

(c)	Termination by X-Rite for Cause. X-Rite shall have the right to terminate Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” shall be limited to Executive:

(i)	engaging in conduct involving dishonesty or fraud or being convicted of a crime involving moral turpitude;

(ii)	engaging in conduct which is intentionally injurious to X-Rite, monetarily or otherwise; or

(iii)	failing to perform assigned duties consistent with Section 4 above (other than any failure resulting from an illness or other similar incapacity or disability), provided that failing to achieve X-Rite’s business objectives shall not solely by itself constitute Cause, or to comply with policies applicable to all X-Rite executives, after a demand for performance or compliance is made in writing to Executive which specifically identifies the manner in which it is alleged that Executive has not substantially performed or complied, and, provided, that Executive has not, in the reasonable judgment of X-Rite, cured the failure described in the notice within ninety (90) days of such notice.

If the Employment Period is terminated by X-Rite for Cause, Executive shall be entitled to receive his Base Salary accrued up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from X-Rite.

(d)	Termination by Executive for Good Reason. Executive shall have the right to terminate his employment with X-Rite for “Good Reason” by providing written notice of the termination to X-Rite within thirty (30) days of the occurrence of any of the following:

(i)	without Executive’s express written consent, the assignment to Executive of duties materially inconsistent with Executive’s position, responsibilities and status with X-Rite as of the Commencement Date;

(ii)	the failure of the Board of Directors to determine, announce and execute the promotion of Executive within eighteen (18) months following the Commencement Date in accordance with Section 11;

(iii)	X-Rite’s failure to negotiate a new employment agreement for Executive in good faith and in a reasonably timely manner upon any promotion of Executive pursuant to Section 11 hereof;

(iv)	a reduction by X-Rite in Executive’s Base Salary as of the Commencement Date greater than ten percent (10%); or

(v)	a material breach by X-Rite of its obligations under this Agreement.

(e)	Termination by Notice. X-Rite and Executive shall each have the right to terminate their employment relationship for reasons other than those provided above in this Section 6 by giving written notice to the other party specifying the date of termination, provided such notice is given at least thirty (30) days prior to the specified date of termination. If X-Rite terminates this Agreement pursuant to this Section 6(e), X-Rite shall have the obligations set forth in Section 7(b). If the Employment Period is terminated by Executive other than for “Good Reason”, Executive shall be entitled to receive his Base Salary accrued up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from X-Rite.

7.	Severance Pay and Benefits.

(a)	Severance Pay After Change In Control. Concurrently with the execution of this Agreement, Executive and X-Rite are entering into the Employment Arrangement Effective Upon a Change in Control.

(b)	Severance Pay and Benefits After Termination by X-Rite Notice or by Executive for “Good Reason”. If the Employment Period is terminated by X-Rite by written notice under Section 6(e) of this Agreement, or by Executive under Section 6(d)(i), (iv) or (v) of this Agreement, provided that Executive is not in breach of any of the provisions of Section 8, 9 or 10 of this Agreement, X-Rite shall provide to Executive:

(i)	severance pay equal to Executive’s monthly salary for the last full month immediately preceding his termination for twelve (12) months; provided, that if the Employment Period is terminated by X-Rite by written notice under Section 6(e) of this Agreement, X-Rite shall provide to Executive severance pay equal to Executive’s monthly salary for the last full month immediately preceding his termination for the greater of (A) the number of months remaining in the initial three (3) year term of this Agreement or (B) twelve (12) months; provided further that the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of termination of employment and the remaining installments shall be paid on a monthly basis thereafter;

(ii)

the pro rata portion (based on the number of full months of service by Executive in the year in which the Employment Period is terminated) of any annual performance bonus to which Executive is entitled for the year in which the Employment Period is terminated by X-Rite under Section 6(e) or by Executive under Section 6(d)(i), (iv) or (v), payable within ninety (90) days following the end of such year; provided that payment shall not occur prior to the six (6) month anniversary of the date of termination of employment; and provided, further, that if the Employment Period is terminated in the first six (6) months of any year in which any annual performance bonus is payable, Executive shall be entitled to receive a pro rata portion of such bonus based on six (6) months of service during such year;

(iii)	payment of Executive’s continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for eighteen (18) months following the date of termination of employment; and

(iv)	immediate vesting of all stock options and restricted stock held by Executive, which options will remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate.

(c)	Severance Pay and Benefits After Termination by Executive for “Good Reason” or After Resignation. If the Employment Period is terminated by Executive under Section 6(d)(ii) or (iii) or by Executive by written notice under Section 11 of this Agreement, provided that Executive is not in breach of any of the provisions of Section 8, 9 or 10 of this Agreement, X-Rite shall provide to Executive:

(i)	severance pay equal to Executive’s monthly salary for the last full month immediately preceding his termination for twenty-four (24) months; provided, that the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of termination of employment and the remaining installments shall be paid on a monthly basis thereafter;

(ii)	the pro rata portion (based on the number of full months of service by Executive in the year in which the Employment Period is terminated) of any annual performance bonus to which Executive is entitled for the year in which Executive terminates the Employment Period under Section 6(d)(ii) or (iii) or under Section 11, payable within ninety (90) days following the end of such year; provided, that payment shall not occur prior to the six (6) month anniversary of the date of termination of employment; and provided, further, that if the Employment Period is terminated in the first six (6) months of any year in which any annual performance bonus is payable, Executive shall be entitled to receive a pro rata portion of such bonus based on six (6) months of service during such year;

(iii)	payment of Executive’s continuation coverage premiums under COBRA, for eighteen (18) months following the date of termination of employment; and

(iv)	immediate vesting of all stock options and restricted stock held by Executive, which options will remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate.

(d)	Compliance with Code Section 409A. It is intended that any amounts payable under this Agreement and X-Rite’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance issued thereunder (“Section 409A”), so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A.

(e)	No Mitigation of Severance Benefits. Executive shall not be required to mitigate the amount of any severance benefits provided in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided in this Section 7 be reduced by any compensation earned by Executive as a result of his employment with another employer after termination.

8.	Confidentiality and Proprietary Information. Executive shall forever hold in strictest confidence and shall not use or disclose any confidential information, technique, process, development, or experimental work, trade secret, customer lists, or other secret and confidential matter relating to the products, services, sales, employees, or business of X-Rite. In addition, Executive agrees that he will not use such information for his benefit or the benefit of any third party. Executive also agrees that X-Rite owns and retains all rights to any inventions, innovations, ideas, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which pertain to X-Rite’s historical, current, or prospective businesses and that Executive may have developed by himself or with others while employed by X-Rite (collectively, “Work Product”). Executive hereby assigns all rights and interests that he may have in such Work Product to X-Rite, and agrees to cooperate with X-Rite with respect to, and to sign documents necessary to, perfect any of X-Rite’s intellectual property rights or protections such as domestic or foreign copyrights or patents. In addition, Executive and X-Rite have entered into the X-Rite Confidential and Proprietary Information Agreement which shall remain in full force and effect, notwithstanding execution of this Agreement.

9.	Non-Competition; Non-Solicitation. Executive agrees that during the Employment Period and for a period of two (2) years thereafter, Executive shall not: (i) participate directly or indirectly, in the ownership, management, financing or control of any business which is, or is about to become, a competitor of X-Rite or its subsidiaries; (ii) provide consulting services or serve as an officer or director for any such business; or (iii) solicit for employment or other services or employ or engage as a consultant or otherwise any person who is or was an employee of X-Rite, or encourage or facilitate any person who is or was an employee of X-Rite to terminate his or her employment with X-Rite. Notwithstanding the foregoing, Executive shall not be prohibited from owning stock of any corporation whose shares are publicly traded so long as that ownership is in no case more than five percent (5%) of such shares of the corporation. The time period for the restrictions set forth in this Section shall be extended by the number of days in which Executive is in breach of such restrictions.

10.	Non-Disparagement and Non-Interference. Executive covenants and agrees that from the Commencement Date and thereafter, Executive will not disparage, criticize, condemn, or impugn X-Rite, its related and affiliated companies, their products nor its or their former or current owners, directors, officers, employees, agents, insurers, and representatives. X-Rite covenants and agrees that from the Commencement Date and thereafter, X-Rite will not disparage, criticize, condemn, or impugn Executive or his service for X-Rite. Executive also agrees that he will not directly or indirectly interfere with or adversely affect X-Rite’s business relationships, reputation, contracts, pricing or other relationships that X-Rite has with its former, current, or prospective customers, suppliers, clients, employees, businesses, financial institutions, shareholders, or others persons or entities with whom X-Rite interacts or relates.

11.	Succession. Within eighteen (18) months following the Commencement Date, the Board of Directors shall determine, by written notice to Executive, whether to promote Executive to the position of Chief Executive Officer of X-Rite. If the Board of Directors determines to promote Executive to the position of Chief Executive Officer of X-Rite, (i) such promotion shall occur on or before the expiration of eighteen (18) months following the Commencement Date, (ii) X-Rite will publicly announce Executive’s promotion and (iii) X-Rite and Executive will negotiate a new employment agreement for Executive within a reasonable time following Executive’s promotion, upon the execution of which this Agreement shall terminate. In addition, it is expected that if the Board of Directors determines to promote the Executive, upon such promotion, Executive will become a member of X-Rite’s Board of Directors. If the Board of Directors determines not to promote Executive to the position of Chief Executive Officer of X-Rite, Executive shall be entitled to terminate this Agreement pursuant to Section 6(d)(ii) by providing written notice to X-Rite and to receive the severance pay and benefits provided in Section 7(c). If the Board of Directors determines to promote Executive to the position of Chief Executive Officer of X-Rite and Executive declines such promotion, X-Rite shall have the right to terminate this Agreement by providing written notice to Executive. In the event of such termination by X-Rite, Executive shall be entitled to receive his Base Salary accrued up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from X-Rite. X-Rite confirms that it is the current intention of the Board of Directors to promote Executive to the position of Chief Executive Officer, subject to the approval of the Board of Directors at the appropriate time. X-Rite reserves the right not to promote Executive.

12.	Injunctive Relief and Other Remedies. In the event of the breach or threatened breach by Executive of any of the provisions of Sections 8, 9 or 10 of this Agreement, X-Rite shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security) in addition and supplementary to any other rights and remedies existing in X-Rite’s favor.

13.	Indemnification. Each party agrees to indemnify the other party and any and all affiliates of the other party for any costs, expenses, and damages resulting from a party’s breach of this Agreement. Such costs, expenses, and damages include, but are not limited to, actual attorneys’ fees.

14.	Executive Liability Insurance Coverage and Indemnification. Nothing in this Agreement shall deprive Executive, both during and subsequent to the termination of his employment pursuant to this Agreement, of the benefits of X-Rite’s existing or hereafter obtained executive liability insurance coverage, subject to the terms and conditions of such coverage, nor of any right to indemnification under X-Rite’s Articles of Incorporation and Bylaws or under any indemnification agreement between X-Rite and Executive, subject to the limitations on indemnification set forth therein.

15.	Binding Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by X-Rite, Executive and their respective heirs, successors and assigns. Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of X-Rite. X-Rite may assign its rights and obligations hereunder, without obtaining the consent of Executive, to any affiliate or subsidiary or to any person or entity that acquires X-Rite or its business or assets, provided that X-Rite will furnish Executive with notice of any such assignment.

16.	Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive at the address set forth on the first page of this Agreement, or to X-Rite at its principal executive offices to the attention of the Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

17.	Modification or Waiver. No provisions of this Agreement may be amended, modified, supplemented, waived, or discharged unless such waiver, modification, supplement, or discharge is agreed to in writing signed by Executive and such officer (other than Executive) as may be specifically designated by the Board of Directors. No waiver by either party to this Agreement at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party, nor any compliance with any such condition or provision by the party not required to so perform, shall be deemed a waiver of similar or dissimilar provisions or conditions at that time or at any prior or subsequent time. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed waiver or relinquishment of such right or power at any other time.

18.

Governing Law. This Agreement was entered into in the State of Michigan and shall be construed and interpreted in accordance with the laws of the State of Michigan as applied to contracts made and to be performed in the State of Michigan. Any action arising out of or to enforce this Agreement must be brought in courts in the State of Michigan. The parties consent to the jurisdiction of the courts in the State of Michigan and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

19.	Arbitration. Except for matters arising pursuant to Sections 8, 9 or 10 of this Agreement, any dispute between the parties with respect to this Agreement shall be resolved exclusively by arbitration in accordance with the rules for commercial arbitration promulgated by the American Arbitration Association. The arbitration shall be conducted in Michigan and the award shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

20.	Severability. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held by a court of competent jurisdiction to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or terms or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held by a court of competent jurisdiction to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding, and enforceable against Executive. The rights and remedies under this Agreement are cumulative and not alternative.

21.	Miscellaneous. No agreements or representations, oral or otherwise, express or implied, with respect to the specific subject matter hereof have been made by either party except as set forth expressly in this Agreement. This Agreement is intended to supersede and override any other agreement between the parties with respect to the subject matter hereof, except as provided herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, X-Rite has caused this Agreement to be executed by a duly authorized corporate officer and Executive has executed this Agreement as of the date and year first above written.

X-RITE:		EXECUTIVE:

X-RITE, INCORPORATED

By:	/s/ Michael C. Ferrara	/s/ Thomas J. Vacchiano
Name:	Michael C. Ferrara	Thomas J. Vacchiano
Title:	CEO	President and COO